Exhibit 99.1

M&T Bank Corporation Announces Agreement to Sell M&T Insurance Agency to Arthur J. Gallagher & Co.

BUFFALO, NY, September 29, 2022 — M&T Bank Corp. (“M&T Bank”) announced today that it has signed a definitive agreement to sell M&T Insurance Agency, Inc. (“MTIA”) to Arthur J. Gallagher & Co. (“Gallagher”).

The transaction is subject to regulatory approval and is expected to close during the fourth quarter of this year. Terms of the sale were not disclosed.

Founded in 1955, MTIA is a retail insurance agency offering an array of property and casualty products, customized group benefits, and surety solutions in the Northeast and Mid-Atlantic. Current leadership and direct employees of MTIA are expected to join Gallagher. MTIA will continue to serve the entire M&T Bank footprint, while leveraging the resources of Gallagher’s global broking and insurance services operations.

“When we started to discuss the possibility of this transaction with Gallagher, it became immediately clear that this was the optimal company for both our customers and our employees,” said Jennifer Warren, Senior Executive Vice President and Head of M&T’s Institutional Client Services business. “Our goal was to create a seamless transaction with a world-class company that stresses excellence in everything they do. We found that with Gallagher.”

Gallagher (NYSE: AJG), a global insurance brokerage, risk management and consulting services firm, is headquartered in Rolling Meadows, Illinois. It provides services in approximately 130 countries around the world through its owned operations and a network of correspondent brokers and consultants.

Piper Sandler & Co. is acting as exclusive financial advisor and Hodgson Russ LLP is acting as legal counsel to M&T Bank.

About M&T Bank Corp.

M&T Bank Corporation is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, provides banking products and services in 12 states across the northeastern U.S. from Maine to Virginia and Washington, D.C. Trust-related services are provided in select markets in the U.S. and abroad by M&T’s Wilmington Trust-affiliated companies and by M&T Bank. For more information on M&T Bank, visit www.mtb.com

M&T Contacts

Investors:

Brian Klock (bklock@mtb.com)

716-842-5138

Media:

Patrick Fitzgibbons (pfitzgibbons@mtb.com)

212-350-2083

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